SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

 CHECK THE APPROPRIATE BOX:
|_| Preliminary proxy statement
|X| Definitive proxy statement
| | Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        Interneuron Pharmaceuticals, Inc.
                (Name of Registrant as Specified in Its Charter)

                        Interneuron Pharmaceuticals, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
|X| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
|_| $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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(4)      Proposed maximum aggregate value of transaction:

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(5)      Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(4)      Date filed:

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1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                        INTERNEURON PHARMACEUTICALS, INC.
                              One Ledgemont Center
                                99 Hayden Avenue
                         Lexington, Massachusetts 02173
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held February 21, 1996

To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of Interneuron Pharmaceuticals, Inc. (the "Company") will be held on February 21, 1996, at 10:00 a.m. local time at The Westin Hotel, First Floor, Eden Vale Ballroom C, 70 Third Avenue, Waltham, Massachusetts 02154. The meeting is called for the following purposes:

         1.       To elect a board of ten directors;

         2. To approve and ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company; and

         3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on January 23, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                            By Order of the Board of Directors,

                            Glenn L. Cooper, M.D.,
                            President and Chief Executive Officer


Dated: January 26, 1996

                        INTERNEURON PHARMACEUTICALS, INC.
                              One Ledgemont Center
                                99 Hayden Avenue
                         Lexington, Massachusetts 02173
                                 (617) 861-8444

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interneuron Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at The Westin Hotel, First Floor, Eden Vale Ballroom C, 70 Third Avenue, Waltham, Massachusetts 02154 on February 21, 1996, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Director of Corporate Communications of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors" and the approval and ratification of the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is January 29, 1996.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby cancelling any proxy previously given.

                                VOTING SECURITIES

         Holders of shares of Common Stock, par value $.001 per share (the "Shares"), and holders of shares of Series B and Series C Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares") of record as of the close of business on January 23, 1996, are entitled to notice of and to vote at the meeting on all matters except that the holders of the Preferred Shares are not entitled to vote for the election of directors. For purposes of voting at the Annual Meeting on all matters except the election of directors, the Preferred Shares are treated as converted into Shares. Accordingly, on the record date there were issued and outstanding (i) 34,494,243 Shares entitled to vote for the election of directors, and (ii) an aggregate of 35,116,464 Shares, including 622,221 Shares issuable upon conversion of the 244,425 Series B and Series C Preferred Shares, voting as one class, entitled to vote on all other matters. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding Shares entitled to vote on any matter and represented at the meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the 34,494,243 Shares so represented and entitled to vote is necessary to elect the directors, and the affirmative vote of a majority of the 35,116,464 Shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve and ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                             PRINCIPAL STOCKHOLDERS

         Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Shares or Preferred Shares, each director, each executive officer named under "Executive Compensation" and all directors and executive officers of the Company as a group based upon the number of outstanding Shares and Preferred Shares as of January 23, 1996. For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("S.E.C.") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

Name and Address                Amount & Nature of
OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        PERCENT OF CLASS (17)
-------------------           --------------------        ---------------------
Lindsay Rosenwald, M.D.           2,670,720 (1)(2)                7.7%
375 Park Avenue
New York, N.Y. 10152

Glenn L. Cooper, M.D.               604,551 (2)(3)                1.7%

Harry J. Gray                        25,250 (4)(5)                  *

Alexander M. Haig, Jr.              202,750 (5)(6)                  *

Peter Barton Hutt                    25,250 (4)(5)                  *

Malcolm Morville, Ph.D.              37,750 (5)(7)                  *

Robert K. Mueller                    37,750 (5)(7)                  *

Lee J. Schroeder                     50,250 (5)(8)                  *

David B. Sharrock                    25,000 (5)(9)                  *

Richard Wurtman, M.D.            1,027,651 (5)(10)                3.0%

Mark S. Butler, Esq.               208,922 (2)(11)                  *

Thomas F. Farb                                   84,268 (2)(12)             *

Bobby W. Sandage, Jr., Ph.D.                    163,046 (2)(13)             *

D.H. Blair Investment Banking Corp.             11,039,758 (14)           31.7%
44 Wall Street
New York, N.Y. 10005

American Home Products Corp.                      244,425 (15)             100%
Five Giralda Farms
Madison, New Jersey 07940

All directors and executive officers as
a group (13 persons)                  5,163,158 (1)(3)(10)(16)            14.4%

-----------
 *      Less than 1%

(1) Includes 172,671 Shares issuable upon exercise of outstanding warrants, including 165,000 Shares issuable upon exercise of Class B Warrants, but excludes (i) 658,481 Shares owned by Dr. Rosenwald's wife and (ii) 37,800 Shares owned by two limited partnerships, the limited partners of which include Dr. Rosenwald's wife and children, as to which Shares Dr. Rosenwald disclaims beneficial ownership. Dr. Rosenwald has granted options to purchase an aggregate of 108,000 of his Shares to two non-affiliated individuals. See "Certain Transactions."

(2) Excludes 60,000 Shares issuable upon exercise of options granted in connection with a subsidiary incentive plan, which are not exercisable within 60 days, but will become immediately exercisable in the event that Intercardia, Inc. ("Intercardia"), a subsidiary of the Company, completes an initial public offering (the "Intercardia IPO") on the terms proposed in a registration statement relating to such offering filed with the S.E.C. in December 1995.

(3) Includes (i) 4,551 Shares and (ii) 600,000 Shares issuable upon exercise of options exercisable within 60 days, but excludes (i) 360,000 Shares issuable upon exercise of options which are not exercisable within 60 days and (ii) 35,000 Shares issuable upon exercise of options which are not exercisable within 60 days owned by Dr. Cooper's wife, as to which Shares Dr. Cooper disclaims beneficial ownership.

(4) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 25,750 Shares issuable upon exercise of options which are not exercisable within 60 days.

(5) Excludes 1,000 Shares issuable upon exercise of options to be granted on February 22, 1996 as an automatic option grant under the Company's 1994 Long-Term Incentive Plan (the "1994 Plan"), which options are not exercisable within 60 days.

(6) Includes (i) 202,500 Shares and (ii) 250 Shares issuable upon exercise of options exercisable within 60 days, but excludes 750 Shares issuable upon exercise of options which are not exercisable within 60 days.

(7) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 13,250 Shares issuable upon exercise of options which are not exercisable within 60 days.

(8) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 750 Shares issuable upon exercise of options which are not exercisable within 60 days.

(9) Represents Shares issuable upon exercise of options exercisable within 60 days, but excludes 75,000 Shares issuable upon exercise of options which are not exercisable within 60 days.

(10) Includes (i) 931,059 Shares owned by Dr. Wurtman, (ii) 1,342 Shares owned by Dr. Wurtman's adult son, who has granted Dr. Wurtman an irrevocable proxy to vote such Shares and (iii) 95,250 Shares issuable upon exercise of options exercisable within 60 days, but excludes (i) 750 Shares issuable upon exercise of options which are not exercisable within 60 days and (ii) 83,818 Shares owned by Judith Wurtman, Dr. Wurtman's wife, as to which Dr. Wurtman disclaims beneficial ownership.

(11) Includes (i) 5,922 Shares, (ii) 3,000 Shares owned by Mr. Butler's children, and (iii) 200,000 Shares issuable upon exercise of options exercisable within 60 days, but excludes 310,000 Shares issuable upon exercise of options which are not exercisable within 60 days.

(12) Includes (i) 935 Shares and (ii) 83,333 Shares issuable upon exercise of options exercisable within 60 days, but excludes 351,667 Shares issuable upon exercise of options which are not exercisable within 60 days.

(13) Includes (i) 546 Shares and (ii) 162,500 Shares issuable upon exercise of options exercisable within 60 days, but excludes (i) 222,500 Shares issuable upon exercise of options which are not exercisable within 60 days.

(14) Includes (i) 9,528,193 Shares and (ii) 288,300 Shares issuable upon exercise of outstanding Class B Warrants owned by D.H. Blair Investment Banking Corp. ("Blair Banking"). J. Morton Davis is the sole stockholder of the parent of Blair Banking. Also includes (i) 321,500 Shares owned by Mr. Davis' wife, (ii) 634,865 Shares and 23,000 Shares issuable upon exercise of Class B Warrants owned by Rivkalex Corp., the sole stockholder of which is Mr. Davis' wife, and (iii) 243,900 Shares owned by Engex, Inc., a closed-end investment company of which Mr. Davis is the Chairman of the Board and Blair Banking is the largest stockholder, as to all of which Shares Blair Banking and Mr. Davis disclaim beneficial ownership.

       Excludes (i) an aggregate of 2,655,424 Shares and 10,000 Shares issuable upon exercise of Class B Warrants owned by the four adult children (including the wife of Dr. Rosenwald) of Mr. Davis, (ii) an aggregate of 165,187 Shares issuable upon exercise of warrants, including 158,499 Shares issuable upon exercise of Class B Warrants, owned by sons-in-law of Mr. Davis, who are officers of D.H. Blair & Co., Inc. ("Blair"), a company substantially owned by family members (including the wife of Dr. Rosenwald) of Mr. Davis, (iii) 75,000 Shares issuable upon exercise of Class B Warrants owned jointly by an adult child of Mr. Davis and her spouse, who is an officer of Blair, (iv) 37,800 Shares owned by two limited partnerships, the limited partners of which are family members of Mr. Davis (including the wife and children of Dr. Rosenwald), and (v) 567,736 Shares and 209,561 Shares issuable upon exercise of Class B Warrants owned by The Morton Foundation, a charitable foundation of which Mr. Davis' wife and two of their adult children are the trustees and for which a proxy to vote and dispose of such Shares is held by a third party, as to all of which shares Blair Banking and Mr. Davis disclaim beneficial ownership. See "Certain Transactions."

(15) The Preferred Shares owned by American Home Products Corp. ("AHP") are convertible into 622,221 Shares and entitled to one vote per share, on a converted basis, on all matters except the election of directors.

(16) Includes (i) 1,342,583 Shares issuable upon exercise of options exercisable within 60 days and (ii) 172,671 Shares issuable upon exercise of outstanding warrants, including 165,000 Shares issuable upon exercise of Class B Warrants, but excludes 1,742,417 Shares issuable upon exercise of options which are not exercisable within 60 days, including (i) an aggregate of 300,000 Shares issuable upon exercise of options granted to certain officers of the Company in connection with a subsidiary incentive plan, which will become immediately exercisable in the event of the Intercardia IPO and (ii) an aggregate of 8,000 Shares issuable upon exercise of options to be granted to certain directors of the Company on February 22, 1996 as an automatic option grant under the 1994 Plan.

(17) All holders own Shares, with the exception of AHP which owns Preferred Shares. The numbers in this column reflect:

         (a) for holders of Shares the percent of class is calculated on the basis of 34,494,243 Shares outstanding, excluding 622,221 Shares issuable upon conversion of the Preferred Shares and entitled to one vote per share, on an as converted basis, on all matters except the election of directors, except that Shares underlying options or warrants exercisable within 60 days are deemed to be outstanding for purposes of calculating the beneficial ownership of securities owned by the holder of such options or warrants.

         (b) for holders of Preferred Shares, the percent of class is calculated on the basis of 244,425 Preferred Shares outstanding.

                              ELECTION OF DIRECTORS

         At the meeting, ten directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the ten persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages of the ten nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

         Lindsay Rosenwald, M.D. (40) was a co-founder of the Company and since February 1989, he has been the Chairman of the Board of Directors. Dr. Rosenwald has been the Chairman and President of The Castle Group, Ltd., a New York medical venture capital firm ("Castle"), since October 1991, and the Chairman and President of Paramount Capital, Inc., an investment banking firm, since February 1992. Prior thereto, Dr. Rosenwald was a Managing Director, Corporate Finance at D.H. Blair & Co., Inc. ("Blair"), an investment banking firm. Prior to joining Blair, from September 1986 to June 1987 he was a Senior Analyst at Ladenburg Thalmann & Co., an investment banking firm. Dr. Rosenwald received his M.D. from Temple University School of Medicine and his B.A. in Finance from Pennsylvania State University. Dr. Rosenwald is also Chairman of the Board of Transcell Technologies, Inc. ("Transcell") and a director of Progenitor, Inc. ("Progenitor"), majority-owned subsidiaries of the Company. Dr. Rosenwald also is a director of BioCryst Pharmaceuticals, Inc., Sparta Pharmaceuticals, Inc., Ansan, Inc., Atlantic Pharmaceuticals, Inc., Xenometrix, Inc. and Titan Pharmaceuticals, Inc. and is Chairman of the Board or a director of a number of privately held companies founded by Castle in the biotechnology or pharmaceutical fields.

         Glenn L. Cooper, M.D. (43) has been President, Chief Executive Officer and a director of the Company since May 1993. Dr. Cooper was also Progenitor's President and Chief Executive Officer from September 1992 to June 1994. Dr. Cooper is Chairman of the Board of each of Progenitor and Intercardia and is a director of Transcell and InterNutria, Inc. ("InterNutria"), subsidiaries of the Company. Prior to joining Progenitor, Dr. Cooper served as Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Dr. Cooper had been associated with Eli Lilly & Co. since 1985, most recently, from June 1987 to July 1990, as Director, Clinical Research, Europe of Lilly Research Center Limited; from October 1986 to May 1987, as International Medical Advisor, International Research Coordination of Lilly Research Laboratories; and from June 1985 to September 1986, as Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper received his M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconness Hospital and Massachusetts General Hospital and received his B.A. from Harvard College.

         Harry J. Gray (76) has been a director of the Company since May 1993. Mr. Gray was associated with United Technologies Corp. for 17 years and was its President from 1971 until 1972 when he became its Chairman and Chief Executive Officer until his retirement in 1986. Mr. Gray is currently Chairman and Chief Executive Officer of Harry Gray Associates of Florida, a private investment firm, Chairman and Chief Executive Officer of Mott Corporation and Chairman and Chief Executive Officer of Worldwide Fulfillment and Distribution, Inc.

         Alexander M. Haig, Jr. (71) has been a director of the Company since January 1990. Since August 1982, General Haig has been Chairman and President of Worldwide Associates, Inc., a business adviser to both U.S. and foreign companies in connection with international marketing and sales activities. From January 1981 until July 1982, General Haig served as Secretary of State of the United States. From November 1979 until January 1981, General Haig was President and Chief Operating Officer of United Technologies Corp. and is currently a senior consultant to such corporation. From 1974 through 1979, General Haig was the Supreme Allied Commander of NATO. Prior to that, he was White House Chief of Staff under the Nixon and Ford Administrations. General Haig currently serves on the Board of Directors of MGM Grand, Inc. and America Online, Inc. and is also a director of Progenitor.

         Peter Barton Hutt (61) has been a director of the Company since April 1994. Mr. Hutt has been a partner of Covington & Burling, a Washington, D.C. law firm since 1975 and from 1968 through 1971, and has been associated with the firm since 1960. He has also served as Chief Counsel of the Food and Drug Administration ("FDA") from 1971 to 1975. He currently serves on the Boards of several developmental stage pharmaceutical companies, including Cell Genesys, Inc., Sparta Pharmaceuticals, Inc., IDEC Pharmaceuticals Corp. and Emisphere Technologies, Inc. Mr. Hutt received a B.A. from Yale University, an L.L.B. from Harvard University and an L.L.M. from New York University.

         Malcolm Morville, Ph.D. (50) has been a director of the Company since February 1993. Since February 1993, Dr. Morville has been President and Chief Executive Officer and a director of Phytera, Inc., a plant biotechnology company. From June 1988 through January 1993, Dr. Morville held various positions with ImmuLogic Pharmaceutical Corporation, including Division Vice President, Allergic Diseases Strategic Business Unit and Senior Vice President, Development and Preclinical Research. From 1970 to June 1988, Dr. Morville held various positions with Pfizer Central Research, including Director, Immunology and Infectious Diseases and Assistant Director, Metabolic Diseases and General Pharmacology. Dr. Morville received his Ph.D. and his B.Sc. in Biochemistry at the University of Manchester Institute of Science and Technology (U.K.).

         Robert K. Mueller (82) has been a director of the Company since February 1993. Mr. Mueller was Chairman of the Board of Arthur D. Little, Inc. from 1977 until his retirement in 1989 and currently serves as a consultant to such entity and a director of its U.K. subsidiary, Arthur D. Little, Ltd. (U.K.). From 1935 to 1968, when he joined Arthur D. Little, Inc., Mr. Mueller held various positions with Monsanto Company, including director, member of the executive committee and vice president positions. Mr. Mueller is the author of numerous books and articles on management and corporate governance, and received his M.S. in Chemistry from the University of Michigan, his B.S. in Chemical Engineering from Washington University and completed the Advanced Management Program at Harvard University.

         Lee J. Schroeder (67) has been a director of the Company since August 1991. Since 1985, Mr. Schroeder has been the President of Lee Schroeder & Associates, Inc., a pharmaceutical consulting firm. Mr. Schroeder was President and Chief Operating Officer of FoxMeyer Lincoln Drug Co., a wholesale drug company, from February 1983 to March 1985 and was the Executive Vice President, responsible for United States pharmaceutical operations, and a member of the Executive Committee of

Sandoz, Inc. from April 1981 to February 1983, and was Vice President and General Manager of Dorsey Laboratories, a division of Sandoz, Inc., from November 1974 to April 1981. Mr. Schroeder is also a director of Firstier Bank, Lincoln, N.A., Celgene Corporation and MGI Pharma Inc.

         David B. Sharrock (59) has been a director of the Company since February 1995. Mr. Sharrock was associated with Marion Merrell Dow Inc. and its predecessor companies for over thirty-five years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President and Chief Operating Officer and a Director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock has been a consultant to the Company since February 1994 and is also a director of Progenitor and Intercardia and of Marion Merrell Dow Inc., Unitog Co. and Cincinnati Bell Inc.

         Richard Wurtman, M.D. (59) was a co-founder of the Company and has been a director of the Company and Chairman of the Scientific Advisors since the Company's inception in October 1988. Dr. Wurtman is the Cecil H. Green Distinguished Professor in the Department of Brain and Cognitive Sciences at the Massachusetts Institute of Technology ("MIT") where he has been a full-time Professor of Neuroendocrine Regulation since 1967 and a Professor of Neuropharmacology at the Whitaker College of Health Sciences, Technology and Management at MIT. Since July 1985, he has been the Director of the Clinical Research Center at MIT. Since 1978, he has been a part-time Professor of Neuroendocrine Regulation at Harvard University. Dr. Wurtman received his M.D. from Harvard University and his B.A. from the University of Pennsylvania. Dr. Wurtman is a consultant to the Company and devotes only a portion of his time (limited to a maximum of five days per month) to the Company and also is a consultant to other pharmaceutical entities, including Les Laboratoires Servier ("Servier") and Grupo Ferrer ("Ferrer").

         Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

         The Board of Directors of the Company held seven meetings during the fiscal year ended September 30, 1995. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which such director served, held during the term of his directorship, except that Mr. Gray did not attend at least 75% of the meetings of the Board of Directors and the committees thereof on which he served, and General Haig did not attend at least 75% of the meetings of the Board of Directors.

         The Audit Committee consists of General Haig, Mr. Mueller and Mr. Schroeder. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Audit Committee met once during the fiscal year ended September 30, 1995.

         From September 23, 1994 until May 24, 1995, the Company had a Compensation Committee and a Stock Option Committee. Each of the Compensation and Stock Option Committees met once during the fiscal year ended September 30, 1995. On May 24, 1995, the Company combined the two committees into one committee, the Compensation Committee, which consists of Mr. Gray, General Haig, Dr. Morville and Mr. Sharrock. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the issuance of stock options to the Company's officers, employees, consultants and scientific advisors and also has authority to grant options to directors who are not employees of the Company. The newly-constituted Compensation Committee met separately one time during the fiscal year ended September 30, 1995 and met once during a meeting of the Board of Directors. The Company does not have a nominating committee.

                              DIRECTOR COMPENSATION

         With the exception of General Haig, who receives a $10,000 fee per meeting attended, non-employee directors (except Drs. Rosenwald and Wurtman) of the Company receive a fee of $2,000 per meeting attended and are reimbursed for expenses actually incurred in attending meetings. The Company has a Consulting and Non-Competition Agreement with each of Dr. Wurtman and Mr. Sharrock and a Management Agreement with Dr. Rosenwald. During the fiscal year ended September 30, 1995, the Company paid Drs. Wurtman and Rosenwald, and Mr. Sharrock fees of $99,000, $30,000 and $36,000, respectively, pursuant to such agreements.

         Mr. Sharrock also serves as a director of Progenitor and, since October 1995, of Intercardia. During the fiscal year ended September 30, 1995, Progenitor paid $6,000 in directors' fees and accrued an additional $2,000 in directors' fees payable to Mr. Sharrock. In the event of the Intercardia IPO, Mr. Sharrock will receive from Intercardia $2,000 in directors' fees per meeting attended, options to purchase 10,000 shares of common stock of Intercardia and an annual fee of $1,000.

         During the fiscal year ended September 30, 1995, the Company granted to Mr. Sharrock ten year options to purchase 50,000 Shares, exercisable in equal annual installments commencing one year from the date of grant. In addition, pursuant to a subsidiary incentive plan, the Company granted to each of Dr. Cooper and Dr. Rosenwald, seven year options to purchase 120,000 and 60,000 Shares, respectively, exercisable commencing six years from the date of grant, provided that the exercisability of such options will accelerate in the event of certain transactions, including an initial public offering, involving certain subsidiaries of the Company. On February 22, 1996, each of the following directors will receive automatic grants of options to purchase 1,000 Shares under the 1994 Plan: Mr. Gray, General Haig, Mr. Hutt, Dr. Morville, Mr. Mueller, Mr. Schroeder, Mr. Sharrock and Dr. Wurtman.

                             EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to executive officers whose annual compensation exceeded $100,000 for the fiscal year ended September 30, 1995 (collectively, the "named executive officers") for services during the fiscal years ended September 30, 1995, 1994 and 1993:

                           Summary Compensation Table

                                                                                                    LONG TERM
                                                            ANNUAL COMPENSATION                    COMPENSATION
                                             -----------------------------------------------    ------------------
                                                                                   OTHER
                                                                                  ANNUAL            SECURITIES          ALL OTHER
        NAME AND PRINCIPAL POSITION(1)       YEAR     SALARY(2)    BONUS(3)   COMPENSATION(4)  UNDERLYING OPTIONS(5) COMPENSATION(6)
--------------------------------------       ----     ---------    --------   ---------------  --------------------  --------------
Glenn L. Cooper, M.D.                        1995     $250,000      $75,000       $22,774             420,000              $4,083
    President and Chief                      1994     $259,615      $37,500         --                 17,000              $4,098
    Executive Officer                        1993     $211,155      $75,000         --                600,000            $122,264

Mark S. Butler, Esq.                         1995     $215,000      $64,500       $30,645             120,000             $33,227
    Executive Vice President, Chief          1994     $177,789      $32,250         --                300,000             $33,972
    Administrative Officer and
    General Counsel

Thomas F. Farb                               1995     $200,000      $60,000       $14,854             120,000             $28,526
    Executive Vice President, Finance,       1994      $99,231      $30,000         --                250,000             $16,848
    Chief Financial Officer
    and Treasurer

Bobby W. Sandage, Jr., Ph.D.                 1995     $186,566      $55,755         --                220,000              $1,633
    Executive Vice President, Research       1994     $189,807      $27,750         --                 --                  $1,711
    and Development, Chief                   1993     $155,508        --            --                125,000              $2,146
    Scientific Officer
---------------------------

(1) Dr. Cooper became President and Chief Executive Officer of the Company in May 1993. Dr. Cooper served as President and Chief Executive Officer of Progenitor, from September 1992 to June 1994. Progenitor is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Mr. Butler became Senior Vice President, Chief Administrative Officer and General Counsel of the Company in December 1993 and was appointed Executive Vice President, Chief Administrative Officer and General Counsel in December 1995. Mr. Farb became Senior Vice President, Finance, Chief Financial Officer and Treasurer of the Company in April 1994 and was appointed Executive Vice President, Finance, Chief Financial Officer and Treasurer of the Company in December 1995. Dr. Sandage was appointed Executive Vice President, Research and Development, Chief Scientific Officer of the Company in December 1995.

 (2) The salaries listed for fiscal 1994 include a 7.5% voluntary deferral of salary by the named executive officer from August 1994 through March 1995, which were accrued in fiscal 1994 and paid in fiscal 1995 in the following amounts: $2,163 for Dr. Cooper; $1,861 for Mr. Butler; $1,731 for Mr. Farb, and $1,601 for Dr. Sandage. Dr. Cooper's salary for fiscal 1993 represents $86,538 paid by the Company and $124,617 paid by Progenitor. The salaries listed include contributions made by the named executive officers to the Company's 401(k) Plan in the following amounts: (i) for fiscal 1995, $4,700 for Dr. Cooper, $9,241 for Mr. Butler and $9,678 for Dr. Sandage and (ii) for fiscal 1994, $2,400 for Dr. Cooper, $4,975 for Mr. Butler and $10,875 for Dr. Sandage.

(3) Amounts shown in this column consist of the following: (i) for fiscal 1995, bonuses which were accrued in fiscal 1995 and paid in fiscal 1996, (ii) for fiscal 1994, bonuses, portions of which were voluntarily deferred by the named executive officers, and which were accrued in fiscal 1994 and paid in fiscal 1995 in the following amounts: $37,500 for Dr. Cooper, $32,250 for Mr. Butler, $12,500 for Mr. Farb, and $27,750 for Dr. Sandage, and (iii) for fiscal 1993, for Dr. Cooper, a bonus which was accrued in fiscal 1993 and was payable by Progenitor to Dr. Cooper in fiscal 1994 if certain conditions were met. Such conditions were not met, and, accordingly, such bonus was not paid.

(4) Amounts shown in this column consist of reimbursements during fiscal 1995, for the payment of taxes incurred, in connection with benefits received.

(5) Amounts shown in this column consist of the following: (i) for fiscal 1995, options granted under the Company's 1994 Plan and (ii) for fiscal 1994 and fiscal 1993, options granted under the Company's 1989 Stock Option Plan (the "1989 Plan"), except for Dr. Cooper for fiscal 1994, which consist of options granted by Progenitor under Progenitor's 1992 Stock Option Plan.

 (6)     Amounts shown in this column include the following:

         (a) disability insurance premiums on behalf of the named executive officers, in the following amounts: (i) for fiscal 1995, $1,350 for Dr. Cooper, $1,161 for Mr. Butler, $6,162 for Mr. Farb and $1,003 for Dr. Sandage, (ii) for fiscal 1994, $1,463 for Dr. Cooper, $968 for Mr. Butler, $2,616 for Mr. Farb and $1,067 for Dr. Sandage and (iii) for fiscal 1993, $1,875 for Dr. Cooper and $1,381 for Dr. Sandage.

         (b) group term life insurance premiums on behalf of the named executive officers, in the following amounts: (i) for fiscal 1995, $765 for Dr. Cooper, $1,244 for Mr. Butler, $364 for Mr. Farb and $630 for Dr. Sandage, (ii) for fiscal 1994, $867 for Dr. Cooper, $992 for Mr. Butler, $232 for Mr. Farb and $644 for Dr. Sandage and (iii) for fiscal 1993, $846 for Dr. Cooper and $765 for Dr. Sandage. The Company has also made term life insurance premium payments on behalf of Dr. Cooper in the following amounts: (i) for fiscal 1995, $1,968, (ii) for fiscal 1994, $1,768 and (iii) for fiscal 1993, $1,848.

         (c) moving and relocation expenses in the following amounts: (i) for fiscal 1995, for Mr. Butler, $30,822 of temporary living expenses and for Mr. Farb, $22,000 of temporary living expenses; (ii) for fiscal 1994, for Mr. Butler, $32,012 of temporary living expenses and for Mr. Farb, $14,000 of temporary living expenses; and (iii) for fiscal 1993, for Dr. Cooper, $78,889 of moving and relocation expenses, and $38,806 for equity lost by Dr. Cooper on the sale of his residence, which amount was paid in fiscal 1994.

         The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended September 30, 1995 to each of the named executive officers:

                        Option Grants in Last Fiscal Year

                                                                                              Potential Realizable Value at
                                                                                                  Assumed Annual Rates of
                                                                                               Stock Price Appreciation for
                                                   Individual Grants                                   Option Term(4)
                           ---------------------------------------------------------------     ---------------------------

                              No. of         % of Total
                            Securities         Options
                            Underlying       Granted to
                              Options       Employees in         Exercise      Expiration
Name                          Granted        Fiscal Year           Price          Date             5%             10%
-------------------------------------------------------------------------------------------------------------------------
Glenn L. Cooper, M.D.       300,000(1)         26.9%              $7.875         5/24/05        $1,485,764    $3,765,216
                             60,000(2)          5.4%              $6.00          3/22/02        $  226,402    $  573,747
                             60,000(2)          5.4%              $5.00          3/22/02        $  188,668    $  478,123

Mark S. Butler, Esq.         60,000(2)          5.4%              $6.00          3/22/02        $  226,402    $  573,747
                             60,000(2)          5.4%              $5.00          3/22/02        $  188,668    $  478,123

Thomas F. Farb               60,000(2)          5.4%              $6.00          3/22/02        $  226,402    $  573,747
                             60,000(2)          5.4%              $5.00          3/22/02        $  188,668    $  478,123

Bobby W. Sandage,          100,000(3)           9.0%              $9.875         7/21/05        $  621,033    $1,573,821
   Jr., Ph.D.                60,000(2)          5.4%              $6.00          3/22/02        $  226,402    $  573,747
                             60,000(2)          5.4%              $5.00          3/22/02        $  188,668    $  478,123

---------------------

(1) These options are exercisable in equal installments cumulatively over three years commencing one year from the date of grant, with all options becoming immediately exercisable in the event of a Change in Control, as defined in the Company's 1994 Plan.

(2) These options were granted pursuant to a subsidiary incentive plan and are exercisable commencing six years from the date of grant, provided that the exercisability of such options will accelerate in the event of
       (i) an initial public offering (the "Subsidiary IPO") of the subsidiary to which the options relate (the "Subsidiary") or (ii) a merger, sale of all or substantially all of the assets or similar corporate transaction of the Subsidiary (a "Subsidiary Transaction") such that the number of options listed opposite the respective valuations set forth below shall become exercisable in full commencing on the earlier of (i) the effective date of the registration statement relating to the Subsidiary IPO or (ii) the closing date of the Subsidiary Transaction, through the expiration date of such option and the remaining portion, if any, shall continue to be exercisable commencing six years from the date of grant:

VALUATION* OF DESIGNATED SUBSIDIARY              NUMBER OF OPTIONS EXERCISABLE
-----------------------------------              -----------------------------
Less than $30,000,000                            25,000 shares (or such higher
                                                 number as the Board of Director
                                                 determines)
At least $30,000,000 but less than $45,000,000   40,000 shares
At least $45,000,000 but less than $60,000,000   50,000 shares
At least $60,000,000                             60,000 shares

----------
* Based on a number of shares outstanding on fully diluted basis. Refers to post-IPO valuation in the event of a Subsidiary IPO and the valuation of the consideration received in connection with a Subsidiary Transaction.

     Of these Options, 60,000 granted to each of the named executive officers at $5.00 per share relate to Intercardia, which filed a registration statement with the S.E.C. in December 1995 relating to an initial public offering. If such Subsidiary IPO is completed on the terms proposed, all of such options will become immediately exercisable.

(3) These options are subject to an accelerated vesting provision which provides that in the event that dexfenfluramine is approved by the FDA, 50% of the options shall be exercisable on the one year anniversary of such approval and the remaining 50% of the options shall be exercisable on the two year anniversary of such approval.

(4) Amounts for the named executive officers shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended September 30, 1995 by each of the named executive officers and the number and value of unexercised options held by such named executive officers as of September 30, 1995:

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                              Number of Securities               Value
                                                                             Underlying Unexercised     of Unexercised in-the-
                                            Shares                              Options at Fiscal          Money Options at
                                           Acquired               Value       Year-End Exercisable/         Fiscal Year-End
       Name                               on Exercise            Realized         Unexercisable       Exercisable/Unexercisable*
---------------------------------------------------------------------------------------------------------------------------------
Glenn L. Cooper, M.D.                   --                      --               403,809/616,191        $1,110,476/$2,347,024
Mark S. Butler, Esq.                    --                      --               100,000/320,000          $175,000/$1,070,000
Thomas F. Farb                          --                      --                83,333/286,667          $281,250/$1,282,500
Bobby W. Sandage, Jr., Ph.D.            --                      --               137,500/307,500          $510,938/$1,130,938

-----------


* Amounts for the named executive officers shown under the "Value of Unexercised in-the-Money Options at Fiscal Year-End" column above have been calculated by multiplying the number of unexercised options outstanding by the difference between the fair market value of the Common Stock at September 30, 1995 ($11.50) and the option exercise price.

                      STOCK PRICE PERFORMANCE PRESENTATION

The following chart compares the cumulative total stockholder return on the Company's Shares with the cumulative total stockholder return of (i) the Nasdaq Market Index and (ii) a peer group index consisting of companies reporting under the Standard Industrial Classification Code 2834 (Pharmaceutical Preparations):

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                AMONG INTERNEURON PHARMACEUTICALS, INC. ("IPI"),
              NASDAQ MARKET INDEX AND PEER GROUP INDEX ("SIC") (1)

                                  (in dollars)


 ------------------------------------------------FISCAL YEAR ENDING-----------------------------------------------
                                             1990       1991         1992         1993         1994         1995
INTERNEURON PHARMACEUTICALS, INC.             100     400.00       421.43       464.29       353.57       657.14
PEER GROUP INDEX                              100     150.68       152.06       129.10       145.20       209.90
NASDAQ MARKET INDEX                           100     134.19       131.96       171.62       181.61       220.50


---------------

(1) Assumes $100 invested on September 30, 1990 and assumes dividends reinvested. Measurement points are at the last trading day of the fiscal years ended September 30, 1990, 1991, 1992, 1993, 1994 and 1995.
         The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, (the "1933 Act") or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

         In May 1993, the Company entered into an employment agreement, as amended (the "Cooper Agreement"), with Glenn L. Cooper, M.D., to serve as President, Chief Executive Officer and Director of the Company for a term of three years. At the same time, Dr. Cooper's employment agreement with Progenitor terminated, except for certain provisions set forth below. The Cooper Agreement provides for Dr. Cooper to receive a base salary of $250,000, which was increased to $300,000 per annum in December 1995, plus bonuses based on the achievement of milestones to be agreed upon between the Company and Dr. Cooper. Pursuant to the Cooper Agreement, in May 1993, Dr. Cooper was granted options to purchase 600,000 Shares at an exercise price of $8.75 per share. In addition, the Company provides Dr. Cooper with a $1,000,000 life insurance policy payable to the beneficiary of his choice. The Company also agreed to reimburse Dr. Cooper for relocation expenses and to pay the carrying costs of houses owned by Dr. Cooper in North Carolina and Ohio (the locations of his previous employment) under certain conditions. See "Executive Compensation".

         The Cooper Agreement also provided for the Company to loan Dr. Cooper up to $250,000, of which $150,000 was to be used to repay a loan of such amount made to Dr. Cooper by Progenitor (the "Progenitor Loan") and the balance was to be used by Dr. Cooper for housing costs. The Cooper Agreement provided that the loan would bear interest at the prime rate and that a portion of the loan would be forgiven by the Company upon the achievement of specified milestones. In October 1993, Dr. Cooper repaid $10,000 of the Progenitor Loan and the Company loaned Dr. Cooper $140,000 (the "Company Loan") which was used to repay the balance of the Progenitor Loan. The Company Loan, which becomes payable in October 1997, is evidenced by a promissory note providing for repayment as follows: (a) $30,000, plus accrued interest, shall be repaid upon, and out of the proceeds of, the sale by Dr. Cooper of any securities of the Company or of the sale of Dr. Cooper's Massachusetts house and (b) $110,000, plus accrued interest, shall be forgiven by the Company, in installments of 25% of such amount, upon the achievement of specified milestones. During the first quarter of fiscal 1996, 25% or $31,914 of the Company Loan was forgiven based upon the achievement of one milestone.

         The Cooper Agreement provides that Dr. Cooper may not, during the term of the agreement and for two years from the date of termination of employment, engage in any business competitive with the Company or its research activities. If Dr. Cooper is terminated for reasons other than cause, he is entitled to receive his base salary plus pro-rated average bonuses, subject to set-off from other employment, for a six-month period. The Cooper Agreement also provided for the termination of the employment agreement between Dr. Cooper and Progenitor, except that Progenitor repurchased from Dr. Cooper 148,535 shares of Progenitor's common stock owned by Dr. Cooper at $.01 per share (Dr. Cooper's purchase price), resulting in Dr. Cooper owning 118,828 shares of Progenitor's common stock, although Progenitor was entitled to purchase 29,707 additional shares of such common stock from Dr. Cooper pursuant to the terms of Dr. Cooper's employment agreement with Progenitor.

         Effective November 1991, the Company entered into a letter agreement with Bobby W. Sandage, Jr., Ph.D. The agreement provides for a base annual salary, which was increased to $210,000 in December 1995, to be reviewed annually, and for options to purchase 100,000 of the Company's Shares at an exercise price of $6.25. If Dr. Sandage is terminated for reason other than cause, he is entitled to salary and benefits coverage for the earlier of up to six months or until he finds a new position. Dr. Sandage may continue to consult with third parties in fields unrelated to Company business during non-working hours.

         Effective December 1993, the Company entered into a letter agreement with Mark S. Butler, Esq., providing for Mr. Butler to serve as Senior Vice President, Chief Administrative Officer and General Counsel of the Company. The agreement provides for a base salary, which was increased to $225,000 in December 1995, to be reviewed annually, and provided that Mr. Butler was eligible to participate in the Company's Management Bonus Plan for fiscal 1994. Additionally, pursuant to the agreement, Mr. Butler received options to purchase 300,000 Shares at an exercise price of $9.75 per Share. If Mr. Butler is terminated for reason other than cause or if Mr. Butler elects to terminate for just cause, Mr. Butler is entitled to receive salary for a period of nine months following such termination, subject to set-off from other employment.

         In April 1994, the Company entered into a letter agreement with Thomas
F. Farb, providing for Mr. Farb to serve as Senior Vice President-Finance, Chief Financial Officer, and Treasurer of the Company. The agreement provides for a base salary, which was increased to $210,000 in December 1995, to be reviewed annually, and provided that Mr. Farb was eligible to participate in the Company's Management Bonus Plan for fiscal 1994. Additionally, pursuant to the agreement, Mr. Farb received options to purchase 250,000 Shares at an exercise price of $8.125 per Share. If Mr. Farb is terminated for reason other than cause or if Mr. Farb elects to terminate for just cause, Mr. Farb is entitled to receive salary for a period of nine months following such termination, subject to set-off from other employment. In addition, Mr. Farb received $17,500 of his fiscal 1994 bonus in advance.

         In the event of a Change in Control as defined under the Company's 1989 Plan and 1994 Plan, options to purchase Shares held by all executive officers of the Company will become immediately exercisable.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the 1934 Act, requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Sharrock, who serves as the Chairman of the Company's Compensation Committee, is a consultant to the Company and a director of Progenitor and Intercardia. During the fiscal year ended September 30, 1995, pursuant to the terms of the 1994 Plan, the Company granted Mr. Sharrock options to purchase 50,000 Shares, and, pursuant to a Consulting and Non-Competition Agreement, the Company paid him fees of $36,000. During the fiscal year ended September 30, 1995, Progenitor paid $6,000 in directors' fees and accrued an additional $2,000 in directors' fees payable to Mr. Sharrock. In the event of the Intercardia IPO, Mr. Sharrock will receive from Intercardia $2,000 in directors' fees per meeting attended, options to purchase 10,000 shares of common stock of Intercardia and an annual fee of $1,000. See "Certain Transactions."

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

         The Compensation Committee's informal executive compensation philosophy (which applies generally to all Company management, including the President and Chief Executive Officer, Glenn L. Cooper, M.D.) considers a number of factors, which may include: providing levels of compensation competitive with companies at a comparable stage of development and in the Company's geographic area, integrating management's pay with the achievement of performance goals, rewarding above average corporate performance, recognizing and providing incentive for individual initiative and achievement, and assisting the Company in attracting and retaining qualified management. Senior management's compensation is weighted in part toward compensation contingent upon the Company achieving certain business and financial objectives. The Compensation Committee also endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value by providing management with longer-term incentives. Accordingly, compensation structures for management generally include a combination of salary, bonuses and stock options.

         In accordance with this compensation philosophy, the Compensation Committee adopted a Management Bonus Plan for fiscal 1995 for executive officers of the Company including a CEO Bonus Plan for Dr. Cooper. The Committee recognized that a significant short-term goal of the Corporation was to increase its cash position during fiscal 1995 in order to be in a position to pursue future growth. To incentivize management to achieve this goal, the Management Bonus Plan entitled the named executive officers to a bonus equal to varying percentages of base salary if specified levels of funds were received by the Company during fiscal 1995, from public or private equity financing, private financings of subsidiaries, or corporate partner or grant revenues, but excluding any cash received from warrant exercises. The Committee determined the varying percentages to be earned based on the desirability and valuation of the particular financing. Under the Management Bonus Plan, Dr. Cooper received a bonus of $75,000, and Messrs. Butler and Farb and Dr. Sandage received bonuses of $64,500, $60,000, and $55,755, respectively, as a result of private placements of securities of the Company and its subsidiaries and corporate partner transactions involving subsidiaries of the Company during fiscal 1995.

         In granting stock options to executive officers, the Compensation Committee's general practice is to (i) provide for vesting over a three year period commencing one year from the date of grant and, (ii) prior to the period in which the final installment of the original option becomes exercisable, grant a new option to purchase 50% of the number of shares issuable upon exercise of the original option. As a result, during fiscal 1995, Dr. Cooper was granted options to purchase 300,000 shares, representing 50% of the number of options originally granted to Dr. Cooper which are now fully vested.

         The compensation received during fiscal 1995 by Dr. Cooper was governed in part by the Cooper Agreement, as entered into by the Company and Dr. Cooper in May 1993. The terms of the Cooper Agreement were arrived at after the Company considered a number of factors, including the following: (i) Dr. Cooper was then employed as President and Chief Executive Officer of Progenitor, a majority-owned subsidiary of the Company and, accordingly, the Company had been able to evaluate Dr. Cooper's performance, (ii) a review of the compensation received by chief executive officers of comparable biotechnology and pharmaceutical companies in the Boston, Massachusetts area and (iii) a desire to provide Dr. Cooper with long-term incentives to maximize stockholder value and to provide Dr. Cooper with an equity interest in the Company comparable to that of chief executive officers of comparable biotechnology and pharmaceutical companies. In addition, the Compensation Committee adopted the CEO Bonus Plan, within the Management Bonus Plan, as described above.

                                  David B. Sharrock, Chairman
                                  General Alexander M. Haig, Jr.
                                  Harry J. Gray
                                  Malcolm Morville, Ph.D.
-----------

(1) The material in this report is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

         The Company had a Consulting and Non-Competition Agreement (the "Wurtman Consulting Agreement") with Richard Wurtman, M.D., a director of the Company, and his wife, Judith Wurtman, Ph.D., which automatically renewed on January 1 for consecutive periods of one year, unless either party otherwise gave notice to terminate sixty days prior to expiration of the then current term. For the fiscal year ended September 30, 1995, Drs. Richard Wurtman and Judith Wurtman received $99,000 and $20,000, respectively, pursuant to the Wurtman Consulting Agreement. In November 1995, the Wurtman Consulting Agreement was superseded by a Consultant and Non-Competition Agreement between the Company and Dr. Richard Wurtman and, effective as of April 5, 1995, a Consultant and Non-Competition Agreement between InterNutria and Dr. Judith Wurtman. The new agreement entitles Dr. Richard Wurtman to an annual consulting fee of $150,000, subject to increases, and to a bonus of $50,000 upon the approval of dexfenfluramine by the FDA. The new agreement entitles Dr. Judith Wurtman to an annual consulting fee of $70,000, subject to increases, and options to purchase 5% of the common stock of InterNutria. During the fiscal year ended September 30, 1995, Dr. Judith Wurtman received $25,000 pursuant to the new agreement.

         Drs. Richard Wurtman and Judith Wurtman have advised the Company that in accordance with MIT policy, they are entitled to receive from MIT a percentage of any royalties received by MIT in connection with MIT's license of dexfenfluramine to Servier and citicoline to Ferrer. They have further advised that in accordance with such policy, they are not entitled to share in royalties derived by MIT from any licensee in which they have an equity interest (such as the Company).

         In November 1995, the Company and InterNutria entered into an Asset Purchase Agreement with Walden Laboratories, Inc. ("Walden"), pursuant to which InterNutria purchased substantially all of the assets of Walden, including a product intended for the treatment of pre-menstrual syndrome and related intellectual property, for consideration payable in Shares with a fair market value at the date of payment equal to $2,400,000, to be paid in two equal annual installments on the first and second anniversary of the closing date. InterNutria was organized by the Company in April 1995 to develop commercial applications of nutritional products. Dr. Richard Wurtman is a stockholder of Walden, Dr. Rosenwald is a principal stockholder and director of Walden and Dr. Judith Wurtman served as an executive officer, director and principal stockholder of Walden until April 1995. None of such individuals will receive any of the Shares constituting the purchase price for the Walden assets.

         In fiscal 1995, the Company made contributions of $147,000 to The Center for Brain Science and Metabolism Charitable Trust, of which Dr. Richard Wurtman is the Scientific Director. This trust provides grants and fellowships to not-for-profit institutions, including MIT, and post-doctoral fellows for research in brain behavior, nutrition and pharmacology and has supported research on citicoline and melatonin.

         Lindsay Rosenwald, M.D., a principal stockholder and the Chairman of the Board of the Company, receives a management fee, which includes his out-of-pocket expenses incurred in providing services to the Company, of $2,500 per month under a management agreement with the Company. For the fiscal year ended September 30, 1995, the Company paid $30,000 to Dr. Rosenwald pursuant to this agreement.

         Dr. Rosenwald is the Chairman and President of Castle, a venture capital and investment banking firm engaged in locating, investigating and funding scientific inventions or technologies which are perceived to have potential commercial application in the pharmaceutical or health care industries, generally with the goal of forming a new company to exploit such inventions or technologies. Castle has presented certain of such opportunities to the Company, as well as to other companies, and may in the future continue to do so, although neither Dr. Rosenwald nor Castle has any agreement to do so and there can be no assurance that any inventions, technologies or companies discovered or funded by Castle will be presented to the Company. The Board of Directors of the Company adopted a policy for compensating Castle or the Castle employee (excluding Dr. Rosenwald) responsible for the introduction (the "Castle Finder") for any arrangement entered into by the Company as a result of Castle's introduction. No compensation was paid to Castle Finders during fiscal 1995.

         During fiscal 1995, Paramount Capital, Inc. ("Paramount"), an investment banking firm of which Dr. Rosenwald is the Chairman of the Board of Directors, Chief Executive Officer and sole stockholder, acted as placement agent for private placements of securities by Progenitor and Transcell (the "Progenitor/Transcell Offering") and by Intercardia (the "Intercardia Offering"). D.H. Blair & Co., Inc. ("Blair") was a selected dealer in both private placements. Blair is substantially owned by the family members of J. Morton Davis (including the wife of Dr. Rosenwald), who is the sole stockholder of the parent of D.H. Blair Investment Banking Corp., a principal stockholder of the Company. During fiscal 1995 Paramount and Blair received cash commissions aggregating $623,423 and $125,587, respectively, from these private placements. In addition, designees of Paramount received warrants to purchase an aggregate of (i) 44,402 shares of preferred stock of Progenitor, (ii) 44,402 shares of preferred stock of Transcell, (iii) 46,767 shares of preferred stock of Intercardia and (iv) 13,875 Shares. Of these warrants, 12,274, 12,274, 30,092 and 7,671, respectively, were received by Dr. Rosenwald. Designees of Blair received warrants to purchase an aggregate of (i) 25,400 shares of preferred stock of Progenitor, (ii) 25,400 shares of preferred stock of Transcell, (iii) 4,266 shares of preferred stock of Intercardia and (iv) 7,938 Shares. Of these warrants, 10,700, 10,700, 2,266 and 6,688, respectively, were received by sons-in-law of Mr. Davis who are officers of Blair.

         In connection with the these private placements, the Company converted an aggregate of $12,628,105, $9,127,427 and $1,367,221 of indebtedness, including accrued interest, owed to it by Progenitor, Transcell and Intercardia, respectively, into 2,020,496, 1,460,388 and 182,296 shares of convertible preferred stock of Progenitor, Transcell and Intercardia, respectively.

         The warrants issued to Paramount and Blair in connection with both the Progenitor/Transcell Offering and the Intercardia Offering are exercisable at any time until the earlier of ten years from the Final Closing Date (as defined in the offering documents) or five years from the closing of an initial public offering of the securities of either Progenitor, Transcell or Intercardia, as applicable and, pursuant to a cashless exercise provision, may be exercised without the need to pay any cash. Each of Progenitor, Transcell and Intercardia agreed to indemnify Paramount and Blair against certain liabilities, including liabilities under the 1933 Act. In addition to Dr. Rosenwald, certain other officers of Paramount are stockholders of the Company and of Progenitor. A designee of Paramount also received warrants to purchase 25,000 shares in connection with such private placements.

         During fiscal 1995, the Company entered into a consulting agreement with Paramount pursuant to which it paid a fee to Paramount of $5,000 a month until February 1995, for an aggregate of $15,000, and granted a designee of Paramount warrants to purchase 25,000 Shares.

         During fiscal 1995, in connection with a private placement of the Company's securities to Reliance Insurance Company for which Paramount acted as placement agent, the Company paid Paramount cash compensation of $300,000 and granted to a designee of Paramount warrants to purchase an aggregate of 50,000 Shares.

         In January 1995, Dr. Rosenwald agreed to provide the Company, or its then current subsidiaries, $1.2 million, net of expenses (the "Guaranteed Financing Amount"), in the event that the Company failed to raise $1.2 million of new financing after the date of the Agreement (the "New Financing") by August 15, 1995. The Guaranteed Financing Amount was to either be in the form of debt or equity, and would have been reduced on a dollar for dollar basis by any New Financing. The agreement expired in fiscal 1995 upon the Company raising $1.2 million of New Financing.

         In fiscal 1995, the Company granted options to each of the named executive officers and each of the Company's directors. See "Executive Compensation". In October and December 1995, the Company granted options to purchase 150,000 Shares and 125,000 Shares, to Mr. Butler and Mr. Farb, respectively. Also in fiscal 1995 the Company paid $36,000 in consulting fees to David Sharrock and Progenitor paid $6,000 in directors' fees and accrued an additional $2,000 in directors' fees payable to David Sharrock, a director of and consultant to the Company who also serves as a director of Progenitor and, since October 1995, of Intercardia. In the event of the Intercardia IPO, Mr. Sharrock will receive from Intercardia $2,000 in directors' fees per meeting attended, options to purchase 10,000 shares of common stock of Intercardia and an annual consulting fee of $1,000. See "Director Compensation".

         In September 1992, Progenitor loaned Glenn Cooper, M.D. the Company's President and Chief Executive Officer and a director of the Company, $150,000 (the "Progenitor Loan") to assist him in purchasing a new house in Ohio. In October 1993, Dr. Cooper repaid $10,000 of the Progenitor Loan and the Company loaned Dr. Cooper $140,000 (the "Company Loan"), which was used by Dr. Cooper to repay the balance of the Progenitor Loan. The Company Loan, which reaches maturity and becomes payable in October 1997, provides that it shall be repaid as follows: (a) $30,000, plus accrued interest, shall be repaid upon and out of the proceeds of the sale by Dr. Cooper of any securities of the Company or of the sale of Dr. Cooper's Massachusetts house and (b) $110,000, plus accrued interest, shall be forgiven by the Company, in installments of 25% of such amount, upon the achievement of specified milestones. During the first quarter of fiscal 1996, 25% or $31,914 of the Company Loan was forgiven based upon the achievement of one specified milestone. See "Executive Compensation." Dr. Cooper owns 118,828 shares of Progenitor's common stock. In June 1994, Progenitor granted Dr. Cooper options to purchase 17,000 shares of Progenitor's common stock. Dr. Cooper's wife, who currently serves as the Company's Vice President of Human Resources, and who previously held a similar position at Progenitor, was granted options in February 1993 to purchase 4,000 Shares of Progenitor's common stock and in December 1995, was granted options to purchase 35,000 Shares.

                  APPROVAL AND RATIFICATION OF THE APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Management of the Company recommends a vote for the approval and ratification of the appointment of Coopers & Lybrand L.L.P., Certified Public Accountants, as the Company's independent accountants for the fiscal year ending September 30, 1996. Coopers & Lybrand L.L.P. has been the Company's accountants for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

                                     GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1995 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to Mr. William Boni, Director of Corporate Communications, Interneuron Pharmaceuticals, Inc., One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02173.

                              STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending September 30, 1996 is expected to be held in February 1997. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than September 30, 1996, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                               By Order of the Board of Directors,

                               Glenn L. Cooper, M.D.
                               President and Chief Executive Officer

Dated: January 26, 1996

PROXY

                        INTERNEURON PHARMACEUTICALS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Glenn L. Cooper, M.D. or Lindsay Rosenwald, M.D. as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held at The Westin Hotel, First Floor, Eden Vale Ballroom C, 70 Third Avenue, Waltham, Massachusetts 02154 on February 21, 1996 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

         1.  Election of Directors

                  FOR all nominees listed below |_|  WITHHOLDING AUTHORITY  |_|
                  (except as marked to the           to vote for all nominees
                  contrary below)                    listed below

         Lindsay Rosenwald, M.D., Glenn L. Cooper, M.D., Harry J. Gray, Alexander M. Haig, Jr., Peter Barton Hutt, Malcolm Morville, Ph.D.,
   Robert K. Mueller, Lee J. Schroeder, David Sharrock, Richard Wurtman, M.D.

         (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

------------------------------------------------------------------------------
         2. Approval and ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants.

                  FOR |_|           AGAINST |_|               ABSTAIN |_|

         3. In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

         The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the Shares will be voted FOR the election of the nominees and FOR the approval and ratification of the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.


                    DATED:______________________, 1996

                    ----------------------------------
                    Signature
                    ----------------------------------
                    Signature if held jointly.

                    (Please date, sign as name appears at the left, and return promptly. If the Shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)